As filed with the Securities and Exchange Commission on October 9, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RED ROBIN GOURMET BURGERS, INC.
(Exact Name of Company as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	88-1573084 (I.R.S. Employer Identification No.)

5575 DTC Parkway, Suite 110, Greenwood Village, Colorado 80111
(Address, Including Zip Code, of Principal Executive Offices)

Red Robin Gourmet Burgers, Inc. Incentive Stock Option and
Nonqualified Stock Option Plan - 1990

Red Robin Gourmet Burgers, Inc. 1996 Stock Option Plan

Red Robin Gourmet Burgers, Inc. 2000 Management Performance Common Stock Option Plan

Red Robin Gourmet Burgers, Inc. Employee Stock Purchase Plan

Red Robin Gourmet Burgers, Inc. 2002 Stock Incentive Plan

(Full Title of the Plan)

Michael J. Snyder
Chief Executive Officer
5575 DTC Parkway, Suite 110
Greenwood Village, Colorado 80111
(303) 846-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Thomas J. Leary, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.001 per share, Issuable Under the Red Robin Gourmet Burgers, Inc. Incentive Stock Option and Nonqualified Stock Option Plan - 1990	2,069 shares(1)	$9.865(2)	$20,411(2)	$1.88(2)

Common Stock, par value $0.001 per share, Issuable Under the Red Robin Gourmet Burgers, Inc. 1996 Stock Option Plan	146,013 shares(1)	$9.865(2)	$1,440,418(2)	$132.52(2)

Common Stock, par value $0.001 per share, Issuable Under the Red Robin Gourmet Burgers, Inc. 2000 Management Performance Common Stock Option Plan	332,326 shares(1)	$9.865(2)	$3,278,396(2)	$301.61(2)

Common Stock, par value $0.001 per share, Issuable Under the Red Robin Gourmet Burgers, Inc. Employee Stock Purchase Plan	300,000 shares(1)	$9.865(2)	$2,959,500(2)	$272.27(2)

Common Stock, par value $0.001 per share, Issuable Under the Red Robin Gourmet Burgers, Inc. 2002 Stock Incentive Plan	900,000 shares(1)	$9.865(2)	$8,878,500(2)	$816.82(2)

TOTAL	1,680,408 shares(1)	$9.865(2)	$16,577,225(2)	$1,525.10(2)

(1)
This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectus and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights which by reason of certain events specified in the Red Robin Gourmet Burgers, Inc. Incentive Stock Option and Nonqualified Stock Option Plan - 1990, the Red Robin Gourmet Burgers, Inc. 1996 Stock Option Plan, the Red Robin Gourmet Burgers, Inc. 2000 Management Performance Common Stock Option Plan, the Red Robin Gourmet Burgers, Inc. Employee Stock Purchase Plan, and the Red Robin Gourmet Burgers, Inc. 2002 Stock Incentive Plan, as applicable, (each a “Plan” and, collectively, the “Plans”) may become subject to the Plans.

(2)
Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on October 4, 2002, as reported on the Nasdaq National Market.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and Company information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

The following documents filed with the Commission by Red Robin Gourmet Burgers, Inc. (the “Company”) are incorporated herein by reference:

(a)
The Company's Prospectus dated July 18, 2002, filed with the Commission as part of the Company's Registration Statement on Form S-1 (registration number 333-87044), originally filed April 26, 2002 and as subsequently amended (the "Form S-1"), which includes audited financial statements for the Company's fiscal year ended December 31, 2001 and unaudited financial statements for the Company's first quarter ended April 21, 2002;

(b)	The Company's Quarterly Report on Form 10-Q for its quarterly period ended July 14, 2002 filed with the Commission on August 23, 2002;

(c)	The Company's Current Report on Form 8-K filed with the Commission on July 31, 2002; and

(d)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on July 16, 2002 (which incorporates such description of the Common Stock from the Form S-1, which description is also hereby incorporated by reference).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

The Company acquired The Snyder Group Company (“SGC”) on May 11, 2000. The financial statements of The Snyder Group for the year ended December 26, 1999 and for the period December 27, 1999 through May 10, 2000 are included in the Form S-1 and are incorporated herein by reference. Such financial statements were audited by Arthur Andersen LLP. After reasonable efforts, we have not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its audit reports dated August 18, 2000 and June 7, 2000. Accordingly, Arthur Andersen LLP will not be liable to investors under Section 11(a) of the Securities Act because it has not consented to being named as an expert in this registration statement. Therefore, such lack of consent may limit the recovery by investors from Arthur Andersen LLP.

Item 4.    Description of Securities

The Company’s Common Stock, par value $0.001 per share (the “Common Stock”), is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted.

Item 5.    Interests of Named Experts and Counsel

The validity of the original issuance of the Common Stock registered hereby is passed on for the Company by O’Melveny & Myers LLP. Gary Singer is a partner in such law firm, is a member of the Company’s Board of Directors, holds options granted under certain of the Plans and is eligible to receive additional awards under the Red Robin Gourmet Burgers, Inc. 2002 Stock Incentive Plan.

Item 6.    Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “Delaware Law”) and (ii) require the Company to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, under Section 174 of the Delaware Law and for any transaction from which the director derived an improper personal benefit. These provisions also do not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The Company has entered into indemnification agreements with all of its directors and executive officers. Under these agreements, the Company will indemnify its directors and executive officers against amounts actually and reasonably incurred in connection with actual or threatened proceedings if any of them may be made a party because of their role as a director or officer. The Company is obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company’s best interests. For any criminal proceedings, the Company is obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

The Company has an insurance policy covering the officers and directors of the Company with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

See the attached Exhibit Index at page 9.

Item 9.    Undertakings

(a)    The undersigned Company hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado on the 11th day of September, 2002.

By:	/s/ Michael J. Snyder
Michael J. Snyder Chairman of Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Snyder and James P. McCloskey, and each of them, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Snyder Michael J. Snyder	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	September 11, 2002

/s/ James P. McCloskey James P. McCloskey	Chief Financial Officer (Principal Financial and Accounting Officer)	September 11, 2002

/s/ Edward T. Harvey Edward T. Harvey	Director	September 11, 2002

/s/ Terrence D. Daniels Terrence D. Daniels	Director	September 11, 2002

/s/ Gary J. Singer Gary J. Singer	Director	September 11, 2002

/s/ Tasuku Chino Tasuku Chino	Director	September 11, 2002

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Red Robin Gourmet Burgers, Inc. Incentive Stock Option and Nonqualified Stock Option Plan – 1990 (Incorporated by Reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Commission on April 26, 2002 (registration number 333-87044))

4.2
Red Robin Gourmet Burgers, Inc. 1996 Stock Option Plan (Incorporated by Reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed with the Commission on April 26, 2002 (registration number 333-87044))

4.3
Red Robin Gourmet Burgers, Inc. 2000 Management Performance Common Stock Option Plan (Incorporated by Reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed with the Commission on April 26, 2002 (registration number 333-87044))

4.4
Red Robin Gourmet Burgers, Inc. Employee Stock Purchase Plan (Incorporated by Reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1/A filed with the Commission on July 17, 2002 (registration number 333-87044))

4.5
Red Robin Gourmet Burgers, Inc. 2002 Stock Incentive Plan (Incorporated by Reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A filed with the Commission on July 17, 2002 (registration number 333-87044))

5.	Opinion of O’Melveny & Myers LLP (Opinion re Legality).

23.1	Consent of Deloitte & Touche LLP (Consent of Independent Auditors).

23.2	Consent of Arthur Andersen LLP (consent of independent auditors) (omitted pursuant to Rule 437a)

23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 5).

24.	Powers of Attorney (included in this Registration Statement under “Signatures”).